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                                                                  Exhibit 3.3


                                   Exhibit 3.3

                             AMENDMENT #2 TO BYLAWS
                                       OF
                         CARDINAL FINANCIAL CORPORATION
                        (Amended as of February 26, 2002)


Section 2.2. Number and Qualification. The Board of Directors shall consist of
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twelve Directors. Except for (i) the initial Directors of the Corporation identified in the Articles of Incorporation, or (ii) the former directors of Heritage Bancorp named to the Board of Directors under the terms of the Amended and Restated Agreement and Plan of Reorganization dated June 19, 2000 by and among Heritage Bancorp, Inc., Cardinal Financial Corporation and Cardinal Merger Corp. (any of whom may be reelected one or more times, regardless of age), no one who is seventy years of age or older shall be eligible to stand for election to the Board of Directors.